August 3, 2004

Avalanche Resources, Ltd.
8 Saddlewood Estates
Houston, TX 77024
Attn:  Kevin Maddox

                  Re:    North American Technologies Group, Inc. (the "Company")

Gentlemen:

         This letter sets forth our understanding regarding the proposed sale of an aggregate of 25,651,515 shares (the "Shares") of common stock, par value $.001 per share, of the Company by Avalanche Resources, Ltd. (the "Seller") to [Morton Meyerson ("Meyerson"),] Crestview Capital Master, LLC ("Crestview"), Harris Toibb ("Toibb"), Midsummer Investment, Ltd. ("Midsummer") and Islandia, L.P. ("Islandia") (each, a "Purchaser" and collectively, the "Purchasers"). The purpose of this letter is to outline the basic terms and conditions of the sale based upon our discussions, financial materials which you have submitted to us and representations which you have made to us with regard to the present and proposed business activities of the Company, the Company's operations and its financial condition.

1. Basic Terms. Subject to the terms and conditions herein, the Seller shall sell and deliver to the respective Purchasers good, valid and marketable title to the Shares, free and clear of all liabilities, obligations, claims, liens and encumbrances, by delivering to the Purchasers stock certificates representing the Shares, duly endorsed in blank or accompanied by one or more stock powers duly endorsed in blank, and in form for transfer satisfactory to counsel for the Purchasers. Each Purchaser shall purchase from the Seller, severally and not jointly with the other Purchasers as follows:

            (a) Meyerson: (i) 8,000,000 Shares at a purchase price per share equal to $.25 and (ii) 6,060,606 Shares at a purchase price per share equal to $.33.

            (b) Crestview: 3,636,364 Shares at a purchase price per share equal to $.33.

            (c) Toibb: 909,091 Shares at a purchase price per share equal to $.33.

            (d) Midsummer: (i) 2,727,272 Shares at a purchase price per share equal to $.33 and 1,818,182 Shares at a purchase price per share equal to $.40.

            (e) Islandia: (i) 1,500,000 Shares at a purchase price per share equal to $.33 and 1,000,000 Shares at a purchase price per share equal to $.40.

         Notwithstanding the foregoing, the sale obligations of Avalanche shall be conditioned upon all the Shares being sold concurrently at one closing. The Shares are restricted shares and will be offered and sold pursuant to the registration exemption provided by Section 4(1) of the Securities Act of 1933, as amended and the requirements of any other applicable state securities laws and the respective rules and regulations thereunder.

2. Binding Obligation. This letter is intended to be legally binding with respect to the transactions described herein subject only to the good faith negotiation and execution of formal definitive agreements in mutually satisfactory form.

3. Governing Law. This letter of intent shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any requirements thereof which might otherwise cause the application of the law of another jurisdiction. Any disagreement between or among the parties in the process of developing definitive documentation shall be resolved by mutual negotiation. If any party believes these negotiations have failed, definitive provisions shall be decided by a binding arbitration before a single arbitrator either selected unanimously by the parties or failing such unanimity, as selected by the American Arbitration Association in Dallas, Texas.

4. Counterparts. This letter may be signed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

5. Confidentiality. Each party at all times will hold and cause its employees and advisors to hold in confidence all documents and information concerning the other parties hereto which have been or will be furnished in connection with the transactions contemplated hereby, except as may be necessary to facilitate negotiations or filings with any regulatory agency or authority. If such transactions are not consummated, such confidence will be maintained, except to the extent such information (a) was previously known to the receiving party prior to disclosure by the disclosing party, (b) is in the public domain through no fault of the receiving party, (c) is lawfully acquired by the receiving party from a third party under no obligation of confidence to the disclosing party or
(d) is required by law to be disclosed. Such documents and information will not be used to the detriment of the disclosing party otherwise in any manner and all documents, materials and other written information provided by the disclosing party to the receiving party, including all copies and extracts thereof, will be returned to the disclosing party promptly upon written request. The parties agree that the provisions of this Section 5 shall be binding on the parties and shall survive any termination of discussions or the contemplated transaction. From the date of execution of this letter by the Seller until the earlier of (i) the Closing Date or (ii) 90 days from the date hereof, neither the Seller, nor any of its affiliates will (i) discuss, solicit, entertain, agree or negotiate with any other third party with respect to any transaction related to the Common Stock or (ii) buy or sell any Common Stock except if by exercise of warrants.

6. Public Announcement. Avalanche shall cause the Company to file a Form 8-K current report with the SEC within four business days after the execution of this agreement, summarizing the transactions contemplated hereby. The parties hereto shall not provide or release any other information with respect to this letter agreement or the transactions contemplated hereby, including any press release, except as required by law.

7. Conditions. The closing of the transactions contemplated hereby is conditional upon the following on or prior to the Closing Date: (i) satisfactory completion of due diligence by the Purchasers, (ii) all lawsuits disclosed in the Company's filings with the Securities and Exchange Commission (the "SEC") shall be dismissed with prejudice, (iii) terms of the Sponsor Agreement, including but not limited to the refinancing of the debt; withdrawal of the buy/sell provision and change in purchase price for the option shall have renegotiated on terms acceptable to the Purchasers, (iv) the Seller shall have entered into a lock-up agreement, agreeing not to sell, transfer or otherwise dispose of any the Company's securities owned by, or issuable to it (other than the Shares to be sold to the Purchasers or acquired by exercise of warrants) for a period of nine months following the Closing Date, whether or not otherwise registered for resale, (v) at the closing, and in compliance with clause (vi) below, the current officers and directors of the Company other than ______________ (the "Continuing Director") shall resign and the Continuing Director shall elect to the Company's board of directors two individuals designated by [Meyerson], two individuals designated by Sponsor and a new Chief Executive Officer designated by [Meyerson], whereupon the Continuing Director shall resign, (vi) the Seller shall cause the Company to file an information statement on Schedule 14(f) with the SEC with respect to the new board members and at least ten days shall have elapsed since the date such information statement shall have been mailed to the Company's stockholders, (vii) the Seller shall grant the Purchasers a right of first refusal with respect to any future [private] sales of Common Stock by the Seller, (viii) Crestview, Midsummer, Islandia, Sponsor, Tie Investors, Avalanche, Kevin Maddox, Frank Matthias and all other current board members and their respective affiliates shall have exchanged mutual releases to the fullest extent permitted by law, and each shall have further covenanted not to sue one another or to disparage one another in connection with any of their past or present relationships with the Company, nor to disparage the Company, and (ix) such other customary closing conditions and deliveries as are usual for transactions of this type.

8. Definitive Agreements. Upon execution hereof, the parties hereto agree to proceed in good faith towards preparation of the definitive agreements, including a common stock purchase agreement which shall contain, among other things, appropriate representations and warranties of the parties hereto (including a representation from the Seller that it is the sole owner of the Shares, free of any liens, charges, encumbrances, rights of first refusal or other adverse claims whatsoever), representations and warranties by the Company, indemnification provisions, legal opinions, other clauses of the parties reflecting the provisions set forth herein and other typical covenants, and appropriate conditions of closings.

9. Breakup Fee. In reliance on the binding nature of this letter of intent, the Purchasers will be expending substantial time and resources, including legal and accounting expenses, to complete this transaction. Accordingly, if Avalanche for any reason, other than breach by the Purchasers of the terms of this letter of intent, or the failure of Purchasers to close as a result of the failure of a closing condition, shall fail to close the transactions contemplated hereby, Avalanche shall pay the Purchasers, pro rata in accordance with the dollar value of their respective investments set forth above, the aggregate sum of $300,000.

         Please indicate your acceptance of this letter of intent by signing a copy of the signature page of this letter and returning it to us at our address set forth above. The terms of this letter of intent shall be subject to change in the event Crestview Capital Master, LLC, on behalf of all of the Purchasers, does not receive an executed copy of this letter from the Seller by August 4, 2004.

Very truly yours,


[Morton Meyerson]

CRESTVIEW CAPITAL MASTER, LLC

By:      ______________________________________
         Name:
         Title:

MIDSUMMER INVESTMENT, LTD.

By:      ______________________________________
         Name:
         Title:

ISLANDIA, L.P.

By:      ______________________________________
         Name:
         Title

Accepted and agree to this ___ day of
_______, 2004.

 AVALANCHE RESOURCES, LTD.


By:      ______________________________________
         Name:
         Title: